EXHIBIT 10.1

EMPLOYMENT AGREEMENT
THIS AGREEMENT ("Agreement"), by and between the Federal Home Loan Bank of Seattle, a federally chartered corporation ("Company"), and Michael L. Wilson ("Executive"), is effective as of January 30, 2012 (the "Effective Date"). In consideration of the mutual covenants set forth herein, the Company and the Executive hereby agree as follows:
1. Employment. The Company hereby agrees to employ the Executive, and the Executive agrees to serve the Company, in the capacity of President and Chief Executive Officer in accordance with the terms and conditions of this Agreement.
2. Period of Employment. The term of this Agreement shall begin as of the Effective Date and shall continue until the second anniversary thereof, unless terminated earlier pursuant to Section 10 of this Agreement, provided that, on such second anniversary of the Effective Date and each annual anniversary thereafter (such date and each annual anniversary thereof a "Renewal Date"), the Agreement shall be deemed to be automatically extended, upon the same terms and conditions, for successive periods of one year, unless either party provides written notice of its intention not to extend the term of the Agreement at least ninety (90) days prior to the applicable Renewal Date. A nonrenewal of the Agreement upon notice by the Company of its intention not to extend the term shall not constitute a termination of the Agreement for purposes of Section 11 or otherwise. The period during which the Executive is employed by the Company hereunder is referred to as the "Period of Employment."
3. Executive Representations. Executive represents and warrants to the Company that Executive is not bound by any restrictive covenants and has no prior or other obligations or commitments of any kind that would in any way prevent, restrict, hinder or interfere with Executive's acceptance of continued employment or the performance of all duties and services hereunder to the fullest extent of Executive's ability and knowledge.
4. Duties. During the Period of Employment, the Executive shall be employed as the Company's President and Chief Executive Officer and shall report to the Board of Directors. Executive shall perform such duties that are assigned from time to time by the Board of Directors as appropriate to such position. While employed by the Company, Executive agrees to devote Executive's full business time and efforts exclusively on behalf of the Company and to competently and diligently discharge Executive's duties to the best of his abilities. Executive may (i) serve on corporate, civic or charitable boards or committees, (ii) deliver lectures and fulfill speaking engagements, or (iii) manage personal affairs, so long as such activities under clauses (i), (ii) and (iii) do not interfere, in any substantive respect, with the Executive's responsibilities hereunder or conflict in any material way with the business of the Company or the Company's Code of Ethics or any other applicable policies. Executive shall notify the Chairman of the Board of Directors in advance of any intention to serve on corporate, civic or charitable boards or committees.
5. Compensation.
(a) Salary. During the Period of Employment, the Company shall pay the Executive an annual base salary (the "Base Salary") of $570,000, unless lowered as part of a cost reduction plan applicable to the Company's senior executive officers, paid in accordance with the Company's payroll and compensation practices. The Base Salary shall be reviewed annually. Based upon such review, the Company may increase the Executive's Base Salary, subject to the review of the Federal Housing Finance Agency ("FHFA") (or successor agency). Any increase in Base Salary shall not serve to limit or reduce any other obligation to the Executive under the Agreement. Executive's Base Salary for any partial year of employment shall be reduced to cover the term of actual employment on a pro-rata basis.
(b) Bonus Programs. The Executive shall be eligible to participate in the Company's incentive compensation plans in effect during each year during the Period of Employment ("Incentive Compensation Plans"). Performance measures under the Incentive Compensation Plans are set by the Board of Directors and may increase or decrease at the discretion of the Board of Directors based upon market data and/or other studies conducted by the Company and the Board. Subject to review by the FHFA (or successor agency), the target applicable to the Executive under the annual component and deferred component of the Incentive Compensation Plans in effect for any given year will not be set lower than 20% and 30%, respectively, of base salary, except as a result of a Board decision applicable to the Company's senior executive officers.
6. Retirement Benefits. Executive shall be entitled to participate in the Company's retirement benefit programs, including the qualified defined benefit program by virtue of having been a participant in the Federal Home Loan Bank System's Pentegra defined benefit program since 1994, the Company's 401(k) plan, and the Company's Retirement and Thrift Benefit Equalization Plans, in accordance with the terms of such plans as they may be modified or amended from time to time.
7. Other Benefit Plans; Vacation; Relocation. The Executive and his eligible family members shall be entitled to participate in any group and/or executive life, hospitalization or disability insurance plan, health program, or other fringe benefits of the Company on terms generally applicable to the Company's senior executives, subject to the terms, conditions and limitations of such plans and programs as they may be modified from time to time. Executive shall also receive a minimum of four (4) weeks of paid vacation annually, which shall, other than the amount of annual vacation, be subject to the Company's vacation policy. The Company shall pay, or reimburse the Executive for, all reasonable relocation expenses incurred by the Executive in relocating to the Seattle, Washington area up to a maximum total of $125,000. Such relocation reimbursement shall be subject to the terms and conditions of the Company's relocation policy, attached hereto as Exhibit A, as the same has been annotated, except that the Company will reimburse Executive for two (2) house hunting trips. If the Executive terminates his employment without Good Reason or is terminated by the Company for Cause prior to one (1) year following the Effective Date, the Executive shall be required to repay the Company the gross amount of any relocation expenses paid or reimbursed pursuant to this Section 7 and the Company's relocation policy. If the Executive terminates his employment without Good Reason or is terminated by the Company for Cause prior to two (2) years following the Effective Date, the Executive shall be required to repay the Company fifty percent (50%) of the gross amount of any relocation expenses paid or reimbursed pursuant to this Section 7.

8. Perquisites. The Company shall provide the Executive the following perquisites, or as otherwise mutually agreed: membership in the Washington Athletic Club or Rainier Club; financial planning not to exceed $3,500 annually; paid monthly parking; and a company car allowance in the amount of $750 per month.
9. Regular Reimbursed Business Expenses. The Company shall promptly reimburse the Executive for all expenses and disbursements reasonably incurred by the Executive in the performance of his duties hereunder during the Period of Employment upon proper submission of documentation in accordance with Company policy.
10. Termination.
(a) Death or Disability. This Agreement and the Period of Employment shall terminate automatically upon the Executive's death. If the Company determines in good faith that the Executive has a Disability (pursuant to the definition of "Disability" set forth below), it may give to the Executive written notice of its intention to terminate the Executive's employment due to Disability. Such notice shall be deemed the Notice of Termination as defined in Section 10(t) of this Agreement. In such event, the Executive's employment with the Company shall terminate effective on the thirtieth day after receipt by the Executive of such Notice of Termination given at any time after the Company has determined the Executive has a Disability; provided that, within the thirty (30) days after such receipt, the Executive shall not have returned to full-time performance of the Executive's duties. For purposes of this Agreement, "Disability" means that the Executive shall have been unable due to physical or mental illness, accident or other disability to regularly and predictably perform his essential job functions hereunder for a period of at least one hundred eighty (180) consecutive days, has exhausted all paid and/or unpaid leaves of absence under applicable law and/or the Company's personnel policies, and there remains no reasonable accommodation available that would enable Executive to perform his essential job functions hereunder regularly and predictably. Any question as to the existence of Executive's Disability on which the Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Company and the Executive. If the Company and the Executive cannot agree upon such a physician, then the Company and Executive shall each appoint such a physician and those two physicians shall select a third physician who shall make such a determination in writing. The determination of Disability shall be made in writing to the Company and the Executive and shall be final and conclusive for all purposes of this Agreement.
(b) Qualifying Retirement. This Agreement and the Executive's Period of Employment shall cease automatically upon a retirement date that qualifies Executive for normal retirement benefits under the Federal Home Loan Bank System's Pentegra defined benefit program and that is mutually agreed upon by the Executive and the Company, In addition to other agreed-upon terms and conditions that provide for an orderly transition.
(c) By the Company for Cause. During the Period of Employment after the Effective Date, the Company may terminate the Executive's employment immediately for "Cause." For purposes of this Agreement, "Cause" shall mean that Executive:

(i)	shall have been convicted of (or pled guilty or nolo contendere to) a felony or any crime involving dishonesty or fraud;

(ii)
shall have committed willful acts of misconduct that materially impair the goodwill or business of the Company or cause material damage to its property, goodwill, or business monetarily or otherwise; or

(iii) shall have willfully breached the representation in Section 3 of this Agreement; or

(iv)	shall have a willful and continued failure to perform his material duties; or

(v)	shall fail or refuse to comply with valid and lawful directives of the Company's Board of Directors so long as such directives are not inconsistent with Executive's position and duties; or

(vi)
shall have willfully violated any material policies of the Company contained in the Company's Code of Ethics or other material policies published by the Company to the extent such acts would provide grounds for a termination for Cause with respect to other employees.

No act or failure to act on the part of the Executive shall be considered "willful" unless it is done, or omitted to be done, by the Executive without reasonable belief that the Executive's action or omission was in the best interest of the Company. A termination of the Executive's employment for Cause shall be effected in accordance with the following procedures. The Company shall give the Executive written notice ("Notice of Cause for Termination") of its intention to terminate the Executive's employment for Cause, setting forth in reasonable detail the specific conduct of the Executive that it considers to constitute Cause and the specific provision(s) of this Agreement on which it relies, and stating the date, time and place of the Board Meeting for Cause. The "Board Meeting for Cause" means a meeting of the Board of Directors of the Company ("Board") at which the Executive's termination for Cause will be considered, that takes place not less than ten (10) and not more than twenty (20) business days after the Executive receives the Notice of Cause for Termination. The Executive shall be given an opportunity, together with counsel, to be heard at the Board Meeting for Cause.
(d) By Executive for Good Reason. During the Period of Employment, the Executive's employment hereunder may be terminated by the Executive for Good Reason upon written notice. For purposes of this Agreement, "Good Reason" shall mean (i) the assignment of ongoing duties to Executive that are materially and adversely inconsistent with Executive's position, or (ii) any material diminution in Executive's authority or responsibilities, or (iii) a material reduction in Executive's Base Salary or bonus opportunity under the Incentive Compensation Plans, unless as part of a cost reduction plan applicable to the Company's senior executive officers, or, (iv) a material change by the Company in the geographic location in which the Executive is required to perform his services, or (v) a material breach of this

Agreement by the Company. If (I) Executive provides written notice to the Company of the occurrence of Good Reason within ninety (90) days after Executive has knowledge of the circumstances constituting Good Reason, which notice shall specifically identify the circumstances that Executive believes constitute Good Reason; (II) the Company fails to correct the circumstances within thirty (30) days after receiving such notice; and (III) Executive resigns fifteen (15) days after the Company fails to correct such circumstances; then Executive shall be considered to have terminated for Good Reason for purposes of this Agreement.
(e) Other than for Cause or Good Reason. The Executive or the Company may terminate this Agreement for any reason other than for Good Reason or Cause, respectively, upon sixty (60) days' written notice to the Company or Executive, as the case may be. If the Executive terminates the Agreement for any reason, he shall have no liability to the Company or its affiliates solely as a result thereof. If the Company terminates the Agreement, or if the Agreement terminates because of the death of the Executive or as a result of a merger, consolidation, or other corporate combination, the obligations of the Company shall be as set forth in Section 11 hereof.
(f) Notice of Termination. A termination by the Company or by the Executive shall be communicated by a Notice of Termination to the other party hereto given in accordance with Section 22 of this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice that (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail, if necessary, the basis for termination of the Executive's employment under the provision so indicated, and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date. The failure by the Executive or Company to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of the basis for termination shall not waive any right of such party hereunder or preclude such party from asserting such fact or circumstance in enforcing his or its rights hereunder.
(g) Date of Termination. "Date of Termination" means the date specified in the Notice of Termination, provided, however, that if the Executive's employment is terminated by reason of death or retirement, the Date of Termination shall be the date of death of the Executive or retirement date, as the case may be.
11. Obligations of the Company upon Termination. The following provisions describe the obligations of the Company to the Executive under this Agreement upon termination of his employment. However, except as explicitly provided in this Agreement, nothing in this Agreement shall limit or otherwise adversely affect any rights that the Executive may have under applicable law, under any other agreement with the Company, or under any compensation, pension, thrift or other benefit plan, program, policy or practice of the Company.
(a) Termination by the Company for Cause or by the Executive without Good Reason. If the Executive's employment is terminated by the Company for Cause or by the Executive without Good Reason, he shall be entitled to:
(i)     his Base Salary accrued through the Date of Termination; plus

(ii)    any accrued but unpaid award(s) under the annual component of the Company's Incentive Compensation Plans in accordance with the terms of such plans; plus
(iii) any accrued but unpaid award(s) under the deferred component of the Company's Incentive Compensation Plans in accordance with the terms of such plans; plus
(iv) all accrued but unused vacation through his Date of Termination; and
(v) all other vested benefits under the terms of the Company's employee benefit plans, subject to the terms of such plans.
Payment of all accrued Base Salary and vacation as set forth in this Section 11(a) shall be paid in lump sum within ten (10) days or no later than the first Company payroll date on or after the Executive's Date of Termination. Payment of all other amounts, if any, shall be paid as otherwise provided under the applicable plans.
(b) Termination by the Company without Cause or by the Executive for Good Reason. If the Executive's employment is terminated by the Company without Cause or by the Executive for Good Reason, he shall receive the benefits described in Section l1(a) above. Additionally, he shall be entitled, upon execution of a release of claims (exclusive of claims for indemnification under Section 13 or vested benefits under Company benefit plans) in a form reasonably acceptable to the Company and without subsequent revocation within the period described in such release, to the following severance benefits, in lieu of any other severance benefits: (i) severance pay equal to one (1) times the Executive's Base Salary, as in effect on the Date of Termination; and (ii) the Company will continue paying the premiums for the medical and dental insurance coverage for the Executive and his then-eligible dependents for the eighteen (18) month period following the Date of Termination. Executive shall be solely responsible for payment of any and all medical and dental insurance coverage premiums for any period after this eighteen (18) month period that may be available to him or his dependents.
(c) Termination by Reason of Change of Control. If the Executive's employment is terminated by the Company without Cause or by the Executive for Good Reason in each case within twelve (12) months following a Change in Control of the Company (in a situation where Cause does not also exist), the Executive shall receive the benefits described in Section l1(a) above. Additionally, he shall be entitled, upon execution of a release of claims (exclusive of claims for indemnification under Section 13 or vested benefits under Company benefit plans) in a form reasonably acceptable to the Company and without subsequent revocation within the period described in such release, to the following severance benefits, in lieu of any other severance benefits: (i) severance pay equal to two (2) times the Executive's Base Salary, as in effect on the Date of Termination; and (ii) the Company will continue paying the premiums for the medical and dental insurance coverage for the Executive and his then eligible dependents for the eighteen (18) month period following the Date of Termination. Executive shall be solely responsible for payment of any and all medical and dental insurance coverage premiums for any period after this eighteen (18) month period that may be available to him or his dependents.
(d) Timing of Severance Payment; Section 409A. The Base Salary amount payable under Section 11 (b) or 11 (c) shall be paid in a lump sum on the date which is six months after Executive's separation from service, and provided that (i) the release has been executed and become irrevocable, and (ii) the Company has received approval or non-objection from the FHFA, or successor agency, and only up to the amount approved. Payments under Section II(b) or 11 (c) shall be paid or provided only at the time of a termination of the Executive's employment that constitutes a "separation from service" within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended ("Code") and the regulations and guidance promulgated thereunder. Further, if the Executive is a "specified employee" as such term is defined under Section 409A of the Code and the regulations and guidance promulgated thereunder, any payments described under Section II(b) or II(c) shall be delayed for a period of six (6) months following the Executive's separation from service to the extent and up to an amount necessary to ensure such payments are not subject to the penalties and interest under Section 409A of the Code. If the payments are delayed as a result of the previous sentence, then on the first day following the end of such six (6) month period (or such earlier date upon which such amount can be paid under Section 409A of the Code without resulting in a prohibited distribution), the Company shall pay the Executive a lump sum amount equal to the cumulative amount that would have otherwise been payable to the Executive during such period, plus interest credited from the date of the Executive's separation from service to the date of payment at the "applicable federal rate" provided for in Section 7872(f)(2)(A) of the Code in effect as of the date of such separation from service.
(e) Termination due to Death, Disability or Retirement. If the Executive's employment is terminated due to the Executive's death, his Disability as defined under Section lO(a), or due to his Qualifying Retirement as defined under Section lOeb), he shall receive the benefits described in Section II(a) above. In addition, he shall be entitled to other coverage continuation rights that are available to the Company's employees upon death, Disability or retirement, as provided for under the terms of the Company's benefit plans. Payment of all accrued Base Salary and vacation as set forth in Section II(a) shall be paid in lump sum within ten (10) days or no later than the first Company payroll date on or after the Executive's Date of Termination. Payment of all other amounts shall be paid as otherwise provided under the Company's applicable benefit plans. However, if the Executive's employment is terminated by the Company due to Disability, he shall also be entitled, upon execution of a release of claims (exclusive of claims for indemnification under Section 13 or vested benefits under Company benefits plans) in a form reasonably acceptable to the Company and without subsequent revocation within the time period described in such release, to the Company's payment of the premiums for the medical and dental insurance coverage for the Executive and his then-eligible dependents for the eighteen (18) month period following the Date of Termination. Executive shall be solely responsible for payment of any and all medical and dental insurance coverage premiums for any period after this eighteen (18) month period that may be available to him or his dependents.
(f) Definitions. The following capitalized terms used in this Section 11 shall have the meaning assigned to them below.

"Change in Control" means: (i) the merger, reorganization or consolidation of the Company with or into another Federal Home Loan Bank or other entity, (ii) the sale or transfer of all or substantially all of the business or assets of the Company to another Federal Home Loan Bank or other entity, (iii) the purchase by the Company or transfer to the Company of all or substantially all of the business or assets of another Federal Home Loan Bank, (iv) as a result of one or a series of related transactions, the number of directors of the Company elected by members of the Company located in Alaska, Hawaii, Idaho, Montana, Oregon, Utah, Washington, and Wyoming cease to constitute a majority of the directors of the Company that are elected by members of the Company (excluding, for purposes of this clause non-member independent directors), or the liquidation of the Company.
Provided that the term "reorganization" contained in this definition of the term "Change in Control" shall not include any reorganization that is mandated by federal statute, rule, regulation, or directive, including 12 U.S.C. § 1421 et seq., as amended, and 12 U.S.C. § 4501 et seq., as amended, and which the Director of the FHFA (or successor agency) has determined should not be a basis for making payment under this Agreement, by reason of the capital condition of the Company or because of unsafe or unsound acts, practices, or condition ascertained in the course of the Agency's supervision of the Company or because any of the conditions identified in 12 U.S.C § 4617(a)(3) are met with respect to the Company (which conditions do not result solely from the mandated reorganization itself, or from action that the Agency has required the Company to take under 12 U.S.C. § 1431(d)).
12. Mitigation. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement. Any severance benefits payable to the Executive shall not be subject to reduction for any compensation received from other employment.
13. Indemnification. The Company shall maintain, for the benefit of the Executive, director and officer liability insurance in form at least as comprehensive as, and in an amount that is at least equal to, that maintained by the Company for its Directors. In addition, the Executive shall be indemnified by the Company against liability as an officer of the Company and any subsidiary or affiliate of the Company to the maximum extent permitted by applicable law and the Bylaws of the Company. The Executive's rights under this Section 13 shall continue so long as he may be subject to such liability, whether or not this Agreement may have terminated prior thereto.
14. Executive Covenants.
(a) General. The Executive and the Company understand and agree that the purpose of the provisions of this Section 14 is to protect legitimate business interests of the Company, as more fully described below, and is not intended to impair or infringe upon the Executive's right to work, earn a living, or acquire and possess property from the fruits of his labor. The Executive hereby acknowledges that the post-employment restrictions set forth in this Section 14 are reasonable and that they do not, and will not, unduly impair his ability to earn a living after the termination of his employment with the Company. Therefore, subject to the limitations of reasonableness imposed by law upon restrictions set forth herein, the Executive shall be subject to the restrictions set forth in this Section 14.
(b) Definitions. The following capitalized terms used in this Section 14 shall have the meanings assigned to them below, which definitions shall apply to both the singular and the plural forms of such terms.
"Confidential Information" means any confidential or proprietary information possessed by the Company without limitation, any confidential "know-how," customer lists, details of client or consultant contracts, current and anticipated customer requirements, pricing policies, price lists, market studies, business plans, operational methods, marketing plans or strategies, product development techniques or plans, computer software programs (including object code and source code), data and documentation, data base technologies, systems, structures and architectures, inventions and ideas, past, current and planned research and development, compilations, devices, methods, techniques, processes, financial information and data, business acquisition plans, new personnel acquisition plans and any other information that would constitute a trade secret under the common law or statutory law of the State of Washington.
"Person" means any individual or any corporation, partnership, joint venture, association or other entity or enterprise.
"Principal or Representative" means a principal, owner, partner, shareholder, joint venturer, member, trustee, director, officer, manager, employee, agent, representative or consultant.
"Protected Employees" means employees of the Company or its affiliated companies who were employed by the Company or its affiliated companies at any time within six (6) months prior to the Date of Termination.
"Restricted Period" means the period of the Executive's employment by the Company plus a period extending two (2) years from the Date of Termination.
"Restrictive Covenants" means the restrictive covenants contained in Section 14( c) and (d) hereof.
(c) Restriction on Disclosure and Use of Confidential Information. The Executive understands and agrees that the Confidential Information constitutes a valuable asset of the Company and its affiliated entities, and may not be converted to the Executive's own use. Accordingly, the Executive hereby agrees that the Executive shall not, directly or indirectly, at any time reveal, divulge or disclose to any Person not expressly authorized by the Company any Confidential Information, and the Executive shall not, directly or indirectly, at any time use or make use of any Confidential Information in connection with any business activity other than that of the Company. The parties acknowledge and agree that this Agreement is not intended to, and does not, alter either the Company's rights or the Executive's obligations under any state or federal statutory or common law regarding trade secrets and unfair trade practices.

(d) Nonsolicitation of Protected Employees. The Executive understands and agrees that the relationship between the Company and each of its Protected Employees constitutes a valuable asset of the Company and may not be converted to the Executive's own use. Accordingly, the Executive hereby agrees that during the Restricted Period the Executive shall not directly or indirectly on the Executive's own behalf or as a Principal or Representative of any Person solicit any Protected Employee to terminate his or her employment with the Company.
(e) Exceptions from Disclosure Restrictions. Anything herein to the contrary notwithstanding, the Executive shall not be restricted from disclosing or using Confidential Information that: (i) is required by applicable law or in response to a lawful inquiry from a governmental or regulatory authority; (ii) is or becomes generally available to the public other than as a result of an unauthorized disclosure by the Executive or his agent; (iii) becomes available to the Executive in a manner that is not in contravention of applicable law from a source (other than the Company or its affiliated entities or one of its or their officers, employees, agents or representative) that is not known by the Executive to be bound by a confidential relationship with the Company or its affiliated entities or by a confidentiality or other similar agreement; (iv) was known to the Executive on a non-confidential basis and not in contravention of applicable law or a confidentiality or other similar agreement before its disclosure to the Executive by the Company or its affiliated entities or one of its or their officers, employees, agents or representatives; (v) loses its status as confidential information for any reason; or (vi) is required to be disclosed by law, court order or other legal process; provided, however, that in the event disclosure is required by law, court order or legal process, the Executive shall provide the Company with prompt notice of such requirement so that the Company may seek an appropriate protective order prior to any such required disclosure by the Executive.
15. Enforcement of the Restrictive Covenants.
(a) Rights and Remedies upon Breach. In the event the Executive breaches, or threatens to commit a breach of, any of the provisions of the Restrictive Covenants, the Company shall have the right and remedy to seek to enjoin, preliminarily and permanently, the Executive from violating or threatening to violate the Restrictive Covenants and to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants may cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company. The rights referred to in the preceding sentence shall be independent of any others and severally enforceable, and shall be in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity.
(b) Severability of Covenants. If any court determines that any Restrictive Covenants, or any part thereof, are invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions.
16. Cooperation in Future Matters. The Executive hereby agrees that, for a period of one (1) year following his Date of Termination, he shall cooperate with the Company's reasonable requests relating to matters that pertain to the Executive's employment by the Company, including, without limitation, providing information or limited consultation as to such matters, participating in legal proceedings, investigations or audits on behalf of the Company, or otherwise making himself reasonably available to the Company for other related purposes. Any such cooperation shall be performed at times scheduled taking into consideration the Executive's other commitments, and the Executive shall be compensated at a reasonable hourly or per diem rate to be agreed by the parties. The Executive shall also be reimbursed for all reasonable out of pocket expenses. The Executive shall not be required to perform such cooperation to the extent it conflicts with any requirements of exclusivity of service for or other obligations to be performed on behalf of another employer or otherwise, nor in any manner that in the good faith belief of the Executive would conflict with his rights under or ability to enforce this Agreement.
17. Assistance with Claims. Executive agrees that, for the period beginning on the Effective Date, and continuing for a reasonable period after Executive's Date of Termination, Executive will assist the Company in defense of any claims that may be made against the Company, and will, upon the request of the Company, assist the Company in the prosecution of any claims that may be made by the Company, to the extent that such claims may relate to services performed by Executive for the Company. Executive agrees to promptly inform the Company if he becomes aware of any lawsuits involving such claims that may be filed against the Company. The Company agrees, upon the request of the Executive, to provide legal counsel to Executive in connection with such assistance (to the extent legally permitted and provided that the claims do not involve alleged intentional misconduct or knowing violation of law by the Executive or otherwise put the Executive in a position in which his interests would or could reasonably be considered to be adverse to the Company), and to reimburse Executive for all of Executive's reasonable out-of-pocket expenses associated with such assistance, including travel expenses. For periods after Executive's employment with the Company terminates, the Company agrees to provide reasonable compensation to Executive for such assistance. Executive also agrees to promptly inform the Company, if permitted by law, if he is asked to assist in any investigation of the Company (or its actions) that may relate to services performed by Executive for the Company, regardless of whether a lawsuit has then been filed against the Company with respect to such investigation. The Executive shall not be required to perform such cooperation to the extent it conflicts with any requirements of exclusivity of service for or other obligations to be performed on behalf of another employer or otherwise, nor in any manner that in the good faith belief of the Executive would conflict with his rights under or ability to enforce this Agreement.
18. Publicity. Neither party shall issue, without consent of the other party, which shall not be unreasonably withheld, any press release or make any public announcement with respect to this Agreement or the employment relationship between them except as may be required by applicable law or the rules and regulations of the Securities and Exchange Commission if the Company were a registrant under either the Securities Act of 1933 or the Securities Exchange Act of 1934. Following the date of this Agreement and regardless of any dispute that may arise in the future, Executive and the Company jointly and mutually agree that they will not disparage, criticize or make statements that are negative, detrimental or injurious to the other to any individual, company or client, including within the Company.

19. Withholding. Anything in this Agreement to the contrary notwithstanding, all payments required to be made by the Company hereunder to the Executive shall be subject to withholding, at the time payments are actually made to the Executive and received by him, of such amounts relating to taxes as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation. In lieu of withholding such amounts, in whole or in part, the Company may, in its sole discretion, accept other provision for payment of taxes as required by law, provided that it is satisfied that all requirements of law as to its responsibilities to withhold such taxes have been satisfied.
20. Arbitration. Any dispute or controversy between the Company and the Executive, whether arising out of or relating to this Agreement, the breach of this Agreement, or otherwise, shall first be attempted to be resolved by confidential mediation using a mediator mutually agreed to by the Company and the Executive, or if no mediator can be agreed upon within 30 days after one party requests such mediation, then as appointed by the American Arbitration Association ("AAA"). The mediator selected shall convene the mediation within 60 days after being selected. Should such mediation be unsuccessful in resolving the dispute, then the dispute shall be resolved by confidential, final and binding arbitration under the auspices of the AAA in accordance with its National Rules for the Resolution of Employment Disputes then in effect, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Any arbitration shall be held before a single arbitrator who shall be selected by the mutual agreement of the Company and the Executive, unless the parties are unable to agree to an arbitrator, in which case, the arbitrator will be selected under the procedures of the AAA. The arbitrator shall issue a written award and shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, without limitation, the issuance of an injunction. However, either party may, without inconsistency with this arbitration provision, apply to any court having jurisdiction over such dispute or controversy and seek interim provisional, injunctive or other equitable relief until the arbitration award is rendered or the controversy is otherwise resolved. Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, or to obtain interim relief, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of the Company and the Executive. The Company and the Executive acknowledge that this Agreement evidences a transaction involving interstate commerce. Notwithstanding any choice of law provision included in this Agreement, the United States Federal Arbitration Act shall govern the interpretation and enforcement of this arbitration provision. The arbitration proceeding shall be conducted in Seattle, Washington or such other location to which the parties may agree. The Company shall be responsible for the costs of any arbitrator appointed hereunder and the underlying expenses imposed by the American Arbitration Association. The arbitrator may award attorneys' fees and costs to the substantially prevailing party as he or she deems appropriate as part of any award.
21. Successors.
(a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's heirs and legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.
(c) The Company shall require any successor (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation, or otherwise) to all or a substantial portion of its assets, by agreement in form and substance reasonably satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform this Agreement if no such succession had taken place. Regardless of whether such an agreement is executed, this Agreement shall be binding upon any successor of the Company in accordance with the operation of law, and such successor shall be deemed the "Company" for purposes of this Agreement.
(d) As used in this Agreement, the term "Company" shall include any successor to the Company's business and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law, or otherwise.
22. Miscellaneous.
(a) This Agreement shall be governed by and construed in accordance with the laws of Washington, without reference to principles of conflicts of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.
(b) It is intended that the terms of this Agreement will comply with Section 409A of the Code, and treasury regulations relating thereto, and will be construed in so far as possible, so as not to subject the Executive to the payment of any interest or tax penalty related to Section 409A of the Code, provided, however, that the Company shall in no event be liable to the Executive or otherwise responsible for any such interest and tax penalties or any other applicable costs thereto.
(c) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party, by overnight courier, or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
If to the Executive:
At the most recent address on file with the Company
If to the Company:
Federal Home Loan Bank of Seattle
1501 4th Avenue

Suite 1800
Seattle, W A 98101
Attn: Human Resources Director
or to such other address as either of the parties shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.
(d) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.
(e) Any party's failure to insist upon strict compliance with any provision hereof shall not be deemed to be a waiver of such provision or any other provision hereof.
(f) This Agreement supersedes any prior employment agreement or understandings, written or oral between the Company and the Executive and contains the entire understanding of the Company and the Executive with respect to the subject matter hereof.
(g) This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
IN WITNESS WHEREOF, the parties have executed this Agreement as of the dates written below.
FEDERAL HOME LOAN BANK OF SEATTLE
By: /s/ William V. Humphreys
William V. Humphreys,
Chairman
Date: January 30, 2012
By:/s/ Michael L. Wilson
Michael L. Wilson,
President and Chief Executive Officer
Date: January 30, 2012

Federal Home Loan
Bank Seattle

EXHIBIT A

RELOCATION POLICY

Federal Home Loan Bank of Seattle Policy
Maintained by: Human Resources
Reviewed by: Director of Human Resources
Approved by: Chief Accounting and Administrative Officer
Review Cycle: Annually

PURPOSE

The Relocation Policy (Policy) of the Federal Home Loan Bank of Seattle (Seattle Bank) is in place to serve the organization, protect employees and develop trustworthy relationships between management and staff.

SCOPE

This Policy applies to all Seattle Bank employees, and only where indicated, to visitors, independent contractors, interns and suppliers.

BACKGOUND

The Seattle Bank may elect, when deemed to be a necessary factor in successfully recruiting talented individuals for employment, to provide relocation assistance to new employees. The Human
Resources Department (Human Resources) reviews and coordinates all relocation assistance.

The Seattle Bank will only provide relocation assistance and reimbursement for employees in exempt level positions, and typically only those who are officers or for highly specialized positions within the
Seattle Bank. The director of human resources, or designee, must approve any exceptions.
The director of human resources, or designee, will assess the new employee's relocation needs and determine an appropriate lump sum relocation amount. The maximum total reimbursement may not exceed that amount. The only expenses that may be authorized for reimbursement are listed below in the Provisions section. Exceptions to one or more of the provisions below may be made by the director of human resources, or designee, not to exceed the original lump sum relocation amount (Le.
less real estate reimbursement granted in lieu of longer temporary housing). If an employee does not exhaust the lump sum relocation amount, the Seattle Bank will not pay the remaining dollars to the employee.

Relocating employees have one year from their date of hire in which to submit reimbursement for their relocation amount. After that the employee's file will be closed and no relocation monies will be reimbursed.

The president and chief executive officer must approve all exceptions above and beyond the total reimbursement amount approved by Human Resources.

POLICY

Costs associated with the expenses listed below will be reimbursed by the Seattle Bank unless otherwise indicated in this section.

GENERAL EXPENSES

Househunting trip

New home investigation trip (up to 5 nights), for employee and one other family member, including:

• Round trip coach airfare, when practicable booked at a minimum of two weeks prior to departure
• Lodging up to $160 per night per person
• Meals up to $70 per person per day
• Car rental
• Area real estate agent counseling and/or renter counseling

Final Transportation

Final transportation to new location for employee, family and up to two pets by most direct route, which may include either:

• One-way coach airfare to Seattle or
• If traveling by auto, mileage reimbursement at the current approved rate and reimbursement for reasonable lodging and meal expenses.

Temporary Housing

Temporary housing expenses including utilities, if needed, of up to 60 days will be covered.

The Seattle Bank will not cover:

• Domestic services such as cleaning or laundry
• Long distance telephone charges
• Meals and groceries
• Internet service charges
• Cable television service charges

Moving and Storage

• Moving of reasonable household goods and personal effects including packing, unpacking, and third party transportation of household goods.
• 60 days of storage, if needed.
• Full Value Protection on household goods.
• Shipping and shipping related insurance of up to two vehicles.

The Seattle Bank will not cover:

• The costs of moving of articles of extraordinary or unusual value
• The costs of moving boats, travel trailers, campers, or livestock
• The costs of moving building materials or firewood

Home Sale Assistance

Reasonable ~~and customary non-recurring~~ closing costs on the sale of a home ~~include t~~he following ~~costs~~ type:

• Real estate brokerage commissions up to 6% of sale price
• State and local transfer taxes
• Escrow and settlement fees
• Attorney fees
• Mortgage prepayment penalty
• Non-standard items customarily paid by the seller according to local market custom

The Seattle Bank will not cover:

• Prepaid Home Ownership Expenses such as:
o Property Taxes
o Condominium Association Dues
o Most insurance including mortgage and hazard
o Interest

Home Purchase Assistance

~~Normal and customary r~~Real estate expenses associated with the purchase of the primary residence at the new location.~~Customary closing costs include:~~ of the following type:

• Legal costs
• Application fee
• Filing and recording fees
• Title examination and title insurance costs
• Survey and inspection fees

The Seattle Bank will not cover:

• Seller's costs
• Escrow-type payments
• Imputed interest

• Prorated expenses

~~Total reimbursement of real estate expenses, for both home sale and home purchase, may not exceed the lesser of 20 percent of the employee's annual salary or $25,000, and shall not exceed the original lump sum relocation amount.~~

Rental Assistance

Expenses incurred for the payment of penalties resulting from breaking an unexpired lease on a home, condominium, or apartment.

Return Trips

If family and/or belongings remain in the prior place of residence, two round-trip coach return trips home will be reimbursed within six months of hire date. If practicable, tickets should be purchased at least two weeks in advance.

MISCELLANEOUS EXPENSES

$5,000 may be requested to cover miscellaneous moving expenses.

REIMBURSEMENT PROCEDURES

A third party vendor, selected by the Seattle Bank, is mandatory and will handle all reimbursements.

REPAYMENT AGREEMENT

Should the employee voluntarily terminate employment with the Seattle Bank within one year of date of hire, the employee must reimburse the Seattle Bank for all relocation expenses paid (see Appendix
A for Relocation Repayment Agreement). In the event that relocation monies are not repaid within 30 days of voluntary termination the employee shall pay all attorney's fees and reasonable costs of collection.

ADMINISTRATION

Human Resources policies and procedures of the Seattle Bank are for guidance only and can be amended at any time. Management reserves the right to act apart from these policies and procedures when, in its discretion, such an act is deemed warranted. There is no implied contract of employment, nor duration of employment. The Seattle Bank is an at-will employer. The director of human resources is responsible for the administration of this Policy

DOCUMENT HISTORY

Last Reviewed/Amended: August 18, 2011
First Approved: January 1, 2005

APPENDIX A

FEDERAL HOME LOAN BANK OF SEATTLE
RELOCATION REPAYMENT AGREEMENT

I have read and understand the terms and conditions of relocation assistance contained in these guidelines, including the RELOCATION REPAYMENT AGREEMENT ("Agreement") terms and conditions. I also understand that the relocation guidelines in no way imply a contract of employment, nor duration of employment, or alter my at-will employment status, as the Federal Home Loan Bank of Seattle ("Seattle Bank") is an at-will employer.

By signing this Agreement, I hereby authorize the Federal Home Loan Bank of Seattle to deduct from my wages (including from my final paycheck) sufficient funds to repay such relocation expenses owed to the Federal Home Loan Bank of Seattle.

/s/ Michael L. Wilson	January 30, 2012
Employee Signature	Date

/s/ Leslie Mackey	February 2, 2012
Director of Human Resources	Date